Exhibit 99.1

Dana First-Quarter 2015 Results Reflect Continued Strong

Operating Performance, Raises Margin Guidance

for Full-Year 2015

First-Quarter Highlights

•	Sales of $1.61 billion, 4 percent higher than last year after adjusting for currency and the divestiture of Venezuela operations

•	Net income attributable to Dana of $63 million, up 85 percent over last year

•	Diluted adjusted earnings per share of $0.50, an increase of $0.18, or 56 percent, compared with last year

•	Adjusted EBITDA of $176 million, providing a margin of 10.9 percent, 110 basis points higher than last year

•	Repurchased $63 million of common stock

•	Earns 2015 Automotive News PACE Innovative Partnership Award

MAUMEE, Ohio, April 23, 2015 – Dana Holding Corporation (NYSE: DAN) today announced results for the first quarter of 2015.

Sales for the quarter were $1.61 billion, down slightly from the same period in 2014, with unfavorable currency lowering sales by $121 million. Adjusting for the effects of currency and the divestiture of operations in Venezuela, sales increased $68 million, or 4 percent, driven principally by higher light-vehicle end-market demand and new business.

Net income for the quarter improved to $63 million, an increase of 85 percent, or $29 million higher than the $34 million recorded in the same period in 2014. Higher adjusted EBITDA and lower amortization, income tax, and restructuring expenses drove the increase in net income. Diluted adjusted earnings per share (EPS) were $0.50, compared with $0.32 in the first quarter of 2014, driven by higher earnings and a lower share count from the continued execution of the company’s share repurchase program.

Adjusted EBITDA for the quarter was $176 million, compared with $165 million for the same period in 2014, while adjusted EBITDA as a percent of sales improved 110 basis points to 10.9 percent, compared with 9.8 percent in the first quarter of 2014. The improvement in adjusted EBITDA reflected the benefit of higher sales volume and performance and the impact of the Venezuela divestiture, which was completed in early 2015. These factors increased adjusted EBITDA by $36 million compared with last year.

This improvement was partially offset by currency effects of $25 million, reflecting the relative strength of the U.S. dollar against most major currencies, as well as certain currency transaction gains that benefited last year’s first quarter.

Free cash flow was a use of $82 million in the quarter, compared with a use of $36 in the same period last year, reflecting higher seasonal working capital and the receipt of a non-recurring interest payment of $40 million on a note receivable in 2014. Higher earnings and lower interest and income tax payments in the current quarter were partial offsets.

“Dana’s first-quarter results continue to show improving performance despite ongoing currency headwinds and volume challenges in South America. We executed very well in the quarter, generating strong net income, increased adjusted EBITDA, and improved margins,” said President and Chief Executive Officer Roger Wood. “While we expect global currency headwinds and a low-demand environment in Brazil to continue, we remain focused on the successful launches of new customer programs and delivering on the performance of the business.”

Share Repurchase Program

During the first quarter of 2015, Dana repurchased an additional $63 million of shares of common stock. Since the inception of Dana’s $1.4 billion share repurchase program, the company has repurchased or redeemed the equivalent of 54 million common shares, returning more than $1.15 billion to shareholders. At the end of the first quarter, $248 million of authorization remained under the program.

Business Unit Results for the First Quarter

Light Vehicle Driveline Technologies

Sales were $637 million in the first quarter of 2015, compared with $618 million last year. Higher market demand, new business and recoveries increased sales by $63 million compared with last year. The impact of currency lowered sales by $17 million and the divestiture of the company’s Venezuelan operations further reduced sales by $27 million when compared with last year.

Segment EBITDA for the quarter was $64 million, or 10.0 percent of sales, compared with segment EBITDA of $30 million, or 4.9 percent of sales, in the first quarter of 2014. Last year’s first quarter included a net loss of $18 million related to Venezuela, primarily due to the devaluation of the bolivar. Improved volume and performance further increased adjusted EBITDA by $17 million compared with last year.

Commercial Vehicle Driveline Technologies

Sales were $433 million in the first quarter of 2015, compared with $457 million last year, as strong market demand in North America was offset by significant weakness in South America, primarily in Brazil. Currency headwinds, principally from a weaker Brazilian real and euro, reduced sales by $30 million. This was partially offset by $7 million in improved pricing and recoveries when compared with the same period last year.

Segment EBITDA for the first quarter of 2015 was $35 million, or 8.1 percent of sales, compared with last year’s segment EBITDA of $44 million, or 9.6 percent of sales. The impact of currency and supply-chain costs were the principal factors for the change. These impacts were partially offset by improved pricing and recoveries. As with sales, weak demand in Brazil offset the benefits of a stronger North America market.

Off-Highway Driveline Technologies

Sales were $284 million in the first quarter of 2015, compared with $341 million last year. Currency, principally a weaker euro, was the primary driver of the change, lowering sales by $46 million compared with last year. Global weakness in demand for agriculture equipment was partially offset by new business and gains in the North American construction equipment market. Segment EBITDA for the first quarter of 2015 was $39 million, or 13.7 percent of sales, a margin improvement of 140 basis points when compared with last year, reflecting the positive impact of continued material-cost savings and improved operational performance.

Power Technologies

Sales were $254 million in the first quarter of 2015, compared with $272 million last year, reflecting $28 million in currency effects from a weaker euro and Canadian dollar. This impact was partially offset by continued strength in North American and European engine production. Segment EBITDA for the first quarter of 2015 was $38 million, or 15.0 percent of sales, compared with $44 million, or 16.2 percent of sales, last year. The positive benefit of increased volume in the quarter was offset by currency and higher engineering costs compared with last year.

Company Adjusts 2015 Guidance for Currency Translation, Raises Adjusted EBITDA Margin

In response to the continued strengthening of the U.S. dollar against foreign currencies in regions where the company maintains significant operations, Dana is adjusting its expectation for full-year 2015 sales. While demand in both the light-vehicle and commercial-vehicle markets in South America have continued to decline, increasing volumes in North America, and to some extent Europe and Asia, are offsetting this headwind. Improving market mix on new business and cost performance are partially offsetting the impacts of currency translation on earnings.

Accordingly, Dana has tightened the range for full-year adjusted EBITDA and raised the expectation for adjusted EBITDA margin to 11.7 percent of sales. The expected range for diluted adjusted EPS and free cash flow remain unchanged.

•	Sales of $6.3 to 6.4 billion;

•	Adjusted EBITDA of $740 to $750 million;

•	Adjusted EBITDA as a percent of sales of approximately 11.7 percent;

•	Diluted adjusted EPS of approximately $2.05 to $2.15 (excluding the impact of share repurchases after Mar. 31, 2015);

•	Capital spending of $300 to $320 million; and

•	Free cash flow of $190 to $220 million.

Dana Earns 2015 Automotive News PACE Innovative Partnership Award, Other Industry Honors

This week, Dana was honored with the 2015 Automotive News PACE Innovative Partnership Award for its collaboration with Audi to develop the valve body separator plate technology for the automaker’s cutting-edge transmission, which is featured on Audi A4 through A7 sedans, as well as the Audi Q5 crossover. This prestigious award, presented to OEMs and shared with suppliers, recognizes Dana’s ability to strategically partner with its customers to deliver advanced, innovative technologies that address key market drivers, including fuel economy, durability, and performance.

In South America, Dana was recognized by John Deere for continued excellence in operational and commercial performance, earning high ratings in quality, delivery, and cost management. This is the second year Dana has received this honor from John Deere.

The company’s Off-Highway Driveline facility in Como, Italy, was also recognized by AGCO as Supplier of the Year for outstanding quality of products delivered by a supplier.

In addition, Dana’s Power Technology facility in Paris, Tenn., recently received Honda’s Excellence in Value award recognizing outstanding efficiency in manufacturing processes, quality, and delivery, including zero downtime.

Company Showcases New Technologies for Commercial Vehicles

Last month at the 2015 Mid-America Trucking Show (MATS), Dana displayed its comprehensive lineup of driveline technologies optimized for engine downspeeding, along with additional innovations engineered to increase efficiency and fuel economy. Most notably, the company’s new Spicer® AdvanTEK® Dual Range Disconnect™ technologies for tandem axles used in Class 8 linehaul applications enables further engine downspeeding and improves powertrain efficiency from 2 to 5 percent over conventional tandem axles on the market today offering significant fuel savings without sacrificing performance.

The company also introduced a new family of single-reduction drive axles for North American commercial vehicles that leverages its industry-leading AdvanTEK technology, a common head-assembly architecture, and other proven Spicer® axle technologies to reduce weight, improve efficiency, and enhance durability. Lighter weight than competing axles on the market today, these axles are designed with numerous innovations, including increased power density and efficiency in a smaller package; smooth interior surfaces that decrease churning losses; superior machining and castings for extended durability; and an efficient lubrication system that requires 10 percent less lube.

Dana to Host Conference Call at 10 a.m. Today

Dana will discuss its first quarter in a conference call at 10 a.m. EDT today. Participants may listen to the conference call via audio streaming online or telephone. Slide viewing is available via Dana’s investor website: www.dana.com/investors. United States and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054, and enter 19591001. Please ask for the “Dana Holding Corporate Financial Webcast and Conference Call.” Phone registration will be available starting at 9:30 a.m.

An audio recording of the webcast will be available after 7 p.m. today; dial 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and enter 19591001. A webcast replay will be available after 7 p.m. today, and may be accessed via Dana’s investor website.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure, which we have defined as earnings from continuing and discontinued operations before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense and other nonrecurring items (gain/loss on debt extinguishment, pension settlements or divestitures, impairment, etc.). Adjusted EBITDA is a primary driver of cash flows from operations and a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. Adjusted EBITDA should not be considered a substitute for income before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income attributable to the parent company, excluding any nonrecurring income tax items, restructuring and impairment expense, amortization expense and other nonrecurring items (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income.

This measure is considered useful for purposes of providing investors, analysts, and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as net cash provided by (used in) operating activities, less purchases of property, plant, and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

The accompanying financial information provides reconciliations of adjusted EBITDA, diluted adjusted EPS, and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations, and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2014, Dana generated sales of $6.6 billion. For more information, please visit dana.com.

Investor Contact	Media Contact
Craig Barber: 419.887.5166	Jeff Cole: 419.887.3535

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(In millions except per share amounts)	Three Months Ended March 31,
	2015	2014
Net sales	$1,608	$1,688
Costs and expenses
Cost of sales	1,380	1,454
Selling, general and administrative expenses	100	105
Amortization of intangibles	5	13
Restructuring charges, net	1	9
Loss on extinguishment of debt	(2)
Other income (expense), net	12	(6)

Income from continuing operations before interest expense and income taxes	132	101
Interest expense	28	30

Income from continuing operations before income taxes	104	71
Income tax expense	31	34
Equity in earnings of affiliates	1	1

Income from continuing operations	74	38
Loss from discontinued operations		(1)

Net income	74	37
Less: Noncontrolling interests net income	11	3

Net income attributable to the parent company	63	34
Preferred stock dividend requirements		3

Net income available to common stockholders	$63	$31

Net income per share available to parent company common stockholders:
Basic:
Income from continuing operations	$0.38	$0.21
Loss from discontinued operations	$—	$—
Net income	$0.38	$0.21
Diluted:
Income from continuing operations	$0.38	$0.19
Loss from discontinued operations	$—	$—
Net income	$0.38	$0.19
Weighted-average common shares outstanding
Basic	164.7	150.7
Diluted	166.0	177.0

Dividends declared per common share	$0.05	$0.05

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(In millions)	Three Months Ended March 31,
	2015	2014
Net income	$74	$37
Less: Noncontrolling interests net income	11	3

Net income attributable to the parent company	63	34

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	(99)	(12)
Hedging gains and losses	(1)
Investment and other gains and losses	1
Defined benefit plans	16	7

Other comprehensive loss attributable to the parent company	(83)	(5)

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments		(1)
Defined benefit plans	1

Other comprehensive income (loss) attributable to noncontrolling interests	1	(1)

Total comprehensive income (loss) attributable to the parent company	(20)	29
Total comprehensive income attributable to noncontrolling interests	12	2

Total comprehensive income (loss)	$(8)	$31

DANA HOLDING CORPORATION

Consolidated Balance Sheet (Unaudited)

As of March 31, 2015 and December 31, 2014

(In millions except share and per share amounts)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$885	$1,121
Marketable securities	165	169
Accounts receivable
Trade, less allowance for doubtful accounts of $6 in both 2015 and 2014	880	755
Other	119	117
Inventories	686	654
Other current assets	125	111
Current assets of disposal group held for sale		27

Total current assets	2,860	2,954
Goodwill	79	90
Intangibles	152	169
Other noncurrent assets	313	337
Investments in affiliates	203	204
Property, plant and equipment, net	1,131	1,176

Total assets	$4,738	$4,930

Liabilities and equity
Current liabilities
Notes payable, including current portion of long-term debt	$53	$65
Accounts payable	866	791
Accrued payroll and employee benefits	127	158
Taxes on income	40	32
Other accrued liabilities	182	194
Current liabilities of disposal group held for sale		21

Total current liabilities	1,268	1,261
Long-term debt	1,572	1,613
Pension and postretirement obligations	532	580
Other noncurrent liabilities	269	279
Noncurrent liabilities of disposal group held for sale		17

Total liabilities	3,641	3,750

Commitments and contingencies
Parent company stockholders’ equity
Preferred stock, 50,000,000 shares authorized, $0.01 par value, zero shares outstanding	—	—
Common stock, 450,000,000 shares authorized, $0.01 par value, 163,458,091 and 166,070,057 shares outstanding	2	2
Additional paid-in capital	2,644	2,640
Accumulated deficit	(477)	(532)
Treasury stock, at cost (4,622,370 and 1,588,990 shares)	(98)	(33)
Accumulated other comprehensive loss	(1,080)	(997)

Total parent company stockholders’ equity	991	1,080
Noncontrolling equity	106	100

Total equity	1,097	1,180

Total liabilities and equity	$4,738	$4,930

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(In millions)	Three Months Ended March 31,
	2015	2014
Operating activities
Net income	$74	$37
Depreciation	39	40
Amortization of intangibles	6	15
Amortization of deferred financing charges	1	1
Call premium on senior notes	2
Unremitted earnings of affiliates	1	1
Stock compensation expense	3	4
Deferred income taxes	5	(1)
Pension contributions, net	(5)	(2)
Interest payment received on payment-in-kind note receivable		40
Change in working capital	(141)	(114)
Other, net	(5)	10

Net cash provided by (used in) operating activities (1)	(20)	31

Investing activities
Purchases of property, plant and equipment (1)	(62)	(67)
Principal payment received on payment-in-kind note receivable		35
Purchases of marketable securities	(11)	(35)
Proceeds from sales of marketable securities	10
Proceeds from maturities of marketable securities	6	2
Other	(2)	4

Net cash used in investing activities	(59)	(61)

Financing activities
Net change in short-term debt	6	(10)
Repayment of letters of credit	(4)
Proceeds from long-term debt	18	1
Repayment of long-term debt	(56)	(12)
Call premium on senior notes	(2)
Dividends paid to preferred stockholders		(2)
Distributions to noncontrolling interests	(1)	(1)
Repurchases of common stock	(63)	(64)
Other	(2)	1

Net cash used in financing activities	(104)	(87)

Net decrease in cash and cash equivalents	(183)	(117)
Cash and cash equivalents – beginning of period	1,121	1,256
Effect of exchange rate changes on cash balances	(53)	(23)

Cash and cash equivalents – end of period	$885	$1,116

(1)	Free cash flow of ($82) in 2015 and ($36) in 2014 is the sum of net cash provided by (used in) operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Segment Sales & Segment EBITDA (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(In millions)	Three Months Ended March 31,
	2015	2014
Sales
Light Vehicle	$637	$618
Commercial Vehicle	433	457
Off-Highway	284	341
Power Technologies	254	272

Total Sales	$1,608	$1,688

Segment EBITDA
Light Vehicle	$64	$30
Commercial Vehicle	35	44
Off-Highway	39	42
Power Technologies	38	44

Total Segment EBITDA	176	160
Corporate expense and other items, net		5

Adjusted EBITDA	$176	$165

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(In millions)	Three Months Ended March 31,
	2015	2014
Segment EBITDA	$176	$160
Corporate expense and other items, net		5

Adjusted EBITDA	176	165
Depreciation	(39)	(40)
Amortization of intangibles	(6)	(15)
Restructuring	(1)	(9)
Stock compensation expense	(3)	(4)
Strategic transaction expenses and other items	(1)	(1)
Gain on derecognition of noncontrolling interest	5
Loss on extinguishment of debt	(2)
Recognition of unrealized gain on payment-in-kind note receivable		2
Interest expense, net	(25)	(27)

Income from continuing operations before income taxes	104	71
Income tax expense	31	34
Equity in earnings of affiliates	1	1

Income from continuing operations	74	38
Loss from discontinued operations		(1)

Net income	$74	$37

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(In millions except per share amounts)

	Three Months Ended March 31,
	2015	2014
Net income attributable to parent company	$63	$34
Restructuring charges (1)	1	9
Amortization of intangibles (1)	4	11
Non-recurring items (1):
Noncontrolling interests adjustments	4
Loss on extinguishment of debt	2
Nonrecurring tax expense	8
Other items	1	3

Adjusted net income	$83	$57

Diluted shares - as reported	166	177

Adjusted diluted shares	166	177

Diluted adjusted EPS	$0.50	$0.32

(1)	Amounts are net of associated tax effect.